EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-233937 on Form S-8 of our reports dated February 23, 2023, relating to the financial statements of The Pennant Group, Inc. and the effectiveness of the Pennant Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Boise, ID
February 23, 2023